Rule 424(b)(2)
File No. 333-33814

PRICING SUPPLEMENT NO. 76 DATED AUGUST 17, 2001

CUSIP NO.: 57183HFV8
ISIN: US57183HFV87
Common Code: 13479216

(To Prospectus, dated April 12, 2000, as supplemented
by Prospectus Supplement, dated May 31, 2000)

MARSHALL & ILSLEY CORPORATION

Medium-Term Notes, Series E

Due from 9 Months to 30 Years from Date of Issue

Fixed Rate Notes

Trade Date:	August 17, 2001	Issue Price:	99.934%

Original Issue Date:	August 24, 2001	Principal Amount:	$250,000,000

Maturity Date:	September 1, 2006	Coupon:	5.75% per annum

Redemption: (check box opposite applicable paragraph)

[ X ]	The Notes cannot be redeemed prior to maturity
[ ]	The Notes may be redeemed prior to maturity

Terms of Redemption:	N/A

Coupon Frequency:	Each March 1 and September 1, commencing March 1, 2002

Agent Commission:	.350%

Proceeds to Company:	99.584% ($248,960,000)

Day Count:	30/360

Country/Currency:	USD

Minimum Denomination:	$1,000 minimum investment with increments of $1,000

Selling Concession:	.200%

Reallowance:	.125%

Joint Book-Running Managers:	Credit Suisse First Boston Corporation
J.P. Morgan Securities Inc.

Agents and underwriting obligations:

Principal Amount
Agents	of Notes

Credit Suisse First Boston Corporation	$ 87,500,000
J.P. Morgan Securities Inc.	87,500,000
Morgan Stanley & Co. Incorporated	50,000,000
Raymond James Financial, Inc.	25,000,000
$250,000,000

Additional Terms:

The Notes will be represented by one or more global certificates in fully registered form. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee. Investors may elect to hold their beneficial interests in a global certificate through DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream Luxembourg"), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream Luxembourg will hold interests on behalf of their participants through customers' securities accounts in Euroclear's and Clearstream Luxembourg's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on DTC's books.

The Agents have agreed to reimburse the Corporation for certain expenses relating to the offering.